Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
Ralph E. Davis Associates, Inc. hereby consents to the reference to our firm and to its having prepared a report of DOMINION RESOURCES BLACK WARRIOR TRUST (the “Company”), and an estimate of the proved gas reserves for the fiscal year ended December 31, 2008. We hereby further consent to the use of the report dated February 27, 2009 appearing in the Company’s Form 10-K for the year ended December 31, 2008 and in all current and future registration statements of the Company that incorporate by reference such Form 10-K.

RALPH E. DAVIS ASSOCIATES, INC.
By:	/s/ Allen C. Barron
	Name:	Allen C. Barron, P.E.
	Title:	President

March 12, 2008
1717 St. James Place, Suite 460   Houston, Texas 77056   Office 713-622-8955   Fax 713-626-3664   www.ralphedavis.com
Worldwide Energy Consultants Since 1924